Exhibit 99.1

CONTACT:	Jack Wagner — President & CEO	NEWS RELEASE
Rick A. Shields — EVP & Chief Financial Officer
360.679.3121
Washington Banking Receives Preliminary Approval for $26.38 Million
in U.S. Treasury’s Capital Purchase Program
OAK HARBOR, WA — December 1, 2008 — Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today it has obtained preliminary approval of its application for the United States Treasury Department to invest $26.38 million in Washington Banking’s preferred stock and common stock warrants. The investment is expected to occur prior to yearend 2008. The preferred stock will pay a 5% dividend for the first five years, after which the rate will increase to 9% if the preferred shares are not redeemed.
“This investment will further enhance our already well-capitalized position,” said Jack Wagner, President and CEO. “Our ability to meet the needs of our customers and the communities we serve will be further strengthened by these funds. Additional capital also benefits shareholders by providing the funding for us to expand our market share and build shareholder value.”
For regulatory purposes, both the consolidated company and Whidbey Island Bank are “well-capitalized” as of September 30, 2008, the latest reporting date. On a pro forma basis, if the issuance of the preferred stock had occurred on September 30, 2008, the company’s consolidated leverage ratio would have increased to 14.64% from 11.68%, the Tier 1 risked-based capital ratio would have increased to 14.81% from 11.81%, and the total risk-based capital ratio would have increased to 16.06% from 13.06%. “We believe the benefits of the capital infusion will far outweigh any dilution from the Treasury’s equity participation,” said Wagner.
The U.S. Treasury introduced the Capital Purchase Program on October 14, 2008, under which the Treasury will make up to $250 billion in equity capital available to qualifying financial institutions to help restore confidence and stability in the U.S. financial markets. The Treasury’s term sheet with additional detail about the Capital Purchase Program is available on the Treasury’s website at http://www.ustreas.gov.
In October, Washington Banking reported a profitable quarter with continued strong capital ratios and a well-diversified loan portfolio. For the third quarter of 2008, net income was $1.9 million, or $0.20 per diluted share, compared to $2.8 million, or $0.30 per diluted share, in third quarter a year ago. Year-to-date, earnings were $6.7 million, or $0.70 per diluted share, compared to $7.5 million, or $0.79 per diluted share, for the first nine months of 2007. Third quarter and year-to-date 2008 profits were reduced by approximately $0.06 per diluted share due to a one-time charge associated with an agreement entered into with former CEO Michal Cann upon his retirement.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com
Note: Transmitted on GlobeNewswire at 8:00 a.m, PST on December 1, 2008.